BINDING HEADS OF AGREEMENT

Convertible Funding, Compliance Restoration and Governance Arrangement

Dated 7 April 2026

This Binding Heads of Agreement (Agreement) is made on 7 April 2026.

Party	Details
PhytoCyte Pty Ltd	a company limited by shares incorporated in Australia, whose registered office is c/o Pascoes Accounting & Advisory, 123 Albany Highway, Kojonup WA 6395, Australia
Bakhu Holdings, Corp.

a corporation incorporated under the laws of the State of Nevada, United States of America, with its principal executive offices at One World Trade Center, Suite 130, Long Beach, California 90831, United States

PhytoCyte Pty Ltd and Bakhu Holdings, Corp. are referred to together as the Parties and individually as a Party

1.Background

1.1The Company wishes to be restored to good standing, to regularise overdue United States Securities and Exchange Commission filings and associated state, tax, accounting and corporate matters, and to be placed in a condition suitable for renewed commercial activity and investment.

1.2PhytoCyte has agreed to provide or procure funding in the amount of up to US$250,000 paid either to Bakhu escrow account under clause 4 or direct to its creditors

1.3The Parties wish to record binding arrangements regarding funding, interim governance, compliance restoration, and PhytoCyte’s entitlement to receive seventy per cent (70%) of the Company’s issued and outstanding voting common stock on a fully diluted basis upon satisfaction of the Compliance Restoration Milestone.

1.4The Parties acknowledge that more detailed documents may be entered into after the date of this Agreement, including a definitive promissory note, escrow agreement, shareholders’ agreement, board resolutions and stockholder consents, but any such documents must be consistent with this Agreement.

1.5It is a condition precedent that Demetri Michalakis, his family members or their nominees or any officer of InterM make no attempt to interfere or extort the company in anyway and that no other material issues arise, following signature of this agreement. In breach of which PhytoCyte and Mr Watkin reserve the absolute right to withdraw from all terms of this agreement

1.6Save for clause 1.5 this Agreement is intended to create legal relations and is binding in all respects.

2.Definitions and interpretation

2.1In this Agreement, unless the context otherwise requires:

2.2“Appendix 1 Funding Total” means US$114,577.50 (approximately US$114,000), being the agreed initial funding total shown in Part A of Appendix 1, subject to adjustment under clause 4.8.

2.3“Business Day” means a day other than a Saturday, Sunday or public holiday in Nevada, United States of America, or Western Australia, Australia.

2.4“Capitalization Schedule” means the schedule agreed and initialled by the Parties at or before Closing identifying the Company’s issued share capital and all options, warrants, notes and other rights to acquire voting equity, solely for the purpose of calculating the shares to be issued on Conversion.

2.5“Closing” means completion of the matters set out in Schedule 2.

2.6“Compliance Restoration Milestone” means satisfaction of clause 6.1.

2.7“Conversion” means conversion of the Note into equity in accordance with clause 6.

2.8“Escrow Account” means the segregated escrow account established in accordance with clause 4.

2.9“Long-stop Date” means the date falling one hundred and eighty (180) days after the date of this Agreement, or such later date as PhytoCyte may agree in writing.

2.10 “Note” means the interest-free convertible promissory note in the principal amount of US$200,000 to be entered into pursuant to clause 4.

2.11 Headings are for convenience only and do not affect interpretation. References to statutes include amendments and successor provisions. References to the Company’s Articles of Incorporation and By-Laws are references to those documents as in force from time to time.

3.Nature of agreement and further documents

3.1This document is properly characterised as a binding head of agreement and not merely as a non-binding memorandum of understanding.

3.2If there is any inconsistency between this Agreement and any later draft note, escrow agreement, shareholders’ agreement or related document that is not expressly signed by both Parties, this Agreement shall prevail unless and until amended in writing by both Parties.

3.3Each Party shall execute and deliver, and shall procure the execution and delivery of, all documents and instruments reasonably required to give full force and effect to this Agreement and the transactions contemplated by it.

4.Funding, escrow and use of funds

4.1Within ten (10) Business Days after the date of this Agreement, the Parties shall commence payments of the creditors to bring the company into good standing

4.2PhytoCyte shall provide or procure funding in the amount of US$150,000. Any amount advanced directly by PhytoCyte shall be evidenced shall be interest-free and convertible only in accordance with clause 6.

4.3The US$150,000 shall be applied first to the Appendix 1 Funding Total and thereafter to additional verified, contingent or unforeseen expenses required to restore the Company to full regulatory compliance and good standing.

4.4Expenses to be Covered by PhytoCyte Pty Ltd. PhytoCyte shall be responsible for funding the costs set out in Part A of Appendix 1, being approximately US$114,000 and presently stated as US$114,577.50, relating to SEC compliance, accounting, tax, legal and associated corporate restoration expenses.

4.5Escrow Arrangement. The Escrow Account shall comprise: (a) the costs set out in Part A of Appendix 1; and (b) an additional provision within the balance of the US$150,000 for unforeseen or contingent expenses required to restore the Company to full regulatory compliance.

4.6The line item in Appendix 1 described as paid on 27 August is included for record and reconciliation purposes only and shall not be paid a second time unless expressly authorised in writing by one authorised representative of each Party.

4.7Disbursements from the Escrow Account, whether made from such account or paid directly, shall be effected strictly in accordance with this Agreement, Appendix 1, and written instructions duly signed by one authorised representative of each Party or, following the reconstitution of the Board in accordance with this Agreement, pursuant to proper Board authority.

4.8Any manifest arithmetic error, duplicate item, item already paid, item stated as TBA, or item unsupported by reasonable evidence may be corrected or adjusted by joint written instruction of the Parties without the need for a formal amendment to this Agreement, provided the aggregate escrow amount remains US$150,000 unless the Parties agree otherwise in writing.

4.9Legacy Liabilities including payments to Aristotle Michalakis and Juan Carlos. In addition to the Appendix 1 Funding Total, PhytoCyte shall be responsible for negotiating and settling any legitimately outstanding amounts due to other creditors. Such payments to include any amounts to Aristotle Michalakis and Juan Carlos, and for settling any associated IRS liabilities arising therefrom, in each case subject to proper verification, previous board approval, supporting documentation, legality, and availability of funds standing to the credit of the Escrow Account or otherwise arranged by PhytoCyte. Such funds will not exceed a further $100K in addition to the escrowed $150K.

4.10Except as expressly contemplated by this Agreement or approved in writing by the Board after Closing, no monies advanced under the Note shall be applied to shareholder distributions, unrelated management remuneration, affiliate payments or non-compliance related expenditures.

5.Interim governance and protective covenants

5.1The Parties acknowledge that Ms K. Galazi is presently acting as the Company’s sole director for the purpose of preserving the Company’s records, compliance standing and business affairs pending the Compliance Restoration Milestone. Mr Karl E. Watkin shall be appointed to the board of the Company upon execution of this Agreement or as soon thereafter as the requisite corporate steps can properly be taken.

5.2From execution of this Agreement and until Conversion or repayment of the Note in full, the board of the Company shall initially comprise Ms K. Galazi and Mr Karl E. Watkin, pending any later expansion agreed in writing.

5.3During the period referred to in clause 5.2, and for so long as the amounts remain outstanding, the Company shall not, without the prior written consent of PhytoCyte: (a) amend its Articles of Incorporation or By-Laws; (b) increase or decrease the authorised number of directors; (c) appoint any additional director or remove any director, save as expressly contemplated by this Agreement; (d) appoint or remove any officer, save where strictly necessary for compliance purposes and duly recorded in the minute book; (e) issue, allot or grant any share, option, warrant, convertible security or other right to acquire voting equity; (f) incur any borrowing, grant any security interest, or compromise any material claim outside the ordinary course of implementing the Compliance Restoration Milestone; (g) open, close or materially alter any bank account or signatory mandate other than in accordance with board resolutions adopted under this Agreement; or (h) apply any monies advanced under the Note other than in accordance with clause 4 and Appendix 1.

5.4The Parties acknowledge that the restrictions in this clause 5 are ancillary to the funding being provided by PhytoCyte and are reasonably necessary to protect the Company and all shareholders pending Conversion.

6.Compliance restoration milestone and conversion

6.1The Compliance Restoration Milestone shall be satisfied when: (a) the overdue SEC filings described in Appendix 1 have been prepared and filed, or otherwise validly satisfied in a manner that restores the Company’s reporting position; (b) the liabilities and expenses necessary to restore the Company to active and good standing, including the verified items in Part A of Appendix 1 and any other fees, taxes, filing charges or compliance costs essential to that outcome, have been paid, settled, compromised or irrevocably provided for; (c) the corporate actions required by this Agreement and Schedule 2 have been completed; and (d) documentary evidence of the matters referred to above has been placed with the Company’s records and furnished to the Parties.

6.2On the first Business Day following satisfaction of clause 6.1, the amounts paid by PhytoCyte shall automatically convert and the Company shall issue and register such number of voting common shares as shall result in PhytoCyte holding seventy per cent (70%) of the issued and outstanding voting common stock of the Company on a fully diluted basis immediately after Conversion.

6.3The existing shareholders of the Company shall be diluted by the issuance referred to in clause 6.2 so that their collective ownership immediately after Conversion is thirty per cent (30%) of the then issued and outstanding voting common stock of the Company on a fully diluted basis.

6.4The calculation required by clause 6.2 shall be made by reference to the Capitalization Schedule agreed and initialled by the Parties at or before Closing.

6.5The Company shall take, and the Parties shall procure, all board, stockholder, corporate record and regulatory actions reasonably necessary to authorise the reservation, issuance and registration of the shares required on Conversion.

6.6Following Conversion, no share, option, warrant, convertible security or other right to acquire voting equity shall be issued, allotted or granted save pursuant to a financing plan approved by the Board and, where required by law or the Company’s constitutional documents, by stockholder action.

7.Corporate records and closing deliverables

7.1At Closing, the Company shall deliver to the Parties certified copies of its Articles of Incorporation, By-Laws, stock ledger, register of directors, register of officers, minute book, banking mandates and all resolutions then in force.

7.2The Parties shall procure that, at Closing, the minute book, stock ledger, register of directors, register of officers, banking mandates and corporate resolutions of the Company are duly updated so as accurately to record and implement the arrangements contemplated by this Agreement, including any board or stockholder written action required under Nevada law.

7.3Schedule 1 shall contain the Capitalization Schedule. Schedule 2 shall contain the Closing deliverables. Those schedules shall be completed and initialled by the Parties at or before Closing.

7.4Each Party shall provide all further assurance reasonably required to give full force and effect to this Agreement and the transactions contemplated by it.

8.Authority and acknowledgements

8.1Each Party warrants to the other that it has full power and authority to enter into and perform this Agreement and that the signatory signing on its behalf is duly authorised to do so.

8.2The Company acknowledges that the restoration process and the amounts set out in Appendix 1 are based on presently available information, may require verification and updates, and shall be administered in good faith with the objective of restoring the Company to good standing as promptly as practicable.

8.3Nothing in this Agreement releases any person from liability for fraud, wilful misconduct or deliberate concealment of material facts.

9.Governing law and dispute resolution

9.1This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the substantive laws of the State of Nevada, without regard to conflict of law principles.

9.2The state courts of Nevada and the federal courts sitting in Nevada shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement, and each Party irrevocably submits to that jurisdiction.

10.General

10.1No amendment, variation or supplement to this Agreement shall be valid unless in writing and signed by or on behalf of both Parties.

10.2If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

10.3This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered electronically shall be effective.

10.4This Agreement constitutes the entire agreement between the Parties as to the subject matter addressed in it, superseding prior discussions and drafts relating to that subject matter, save that Appendix 1 and the completed schedules are expressly incorporated into and form part of this Agreement.

11.Execution

11.1This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all of which together shall constitute one and the same instrument.

11.2This Agreement shall become effective on the date on which the last Party executes it.

For and on behalf of PhytoCyte Pty Ltd	For and on behalf of Bakhu Holdings, Corp.
/s/ Karl E. Watkin Name: Karl E. Watkin Title: Director Signature: /s/ Karl E. Watkin Date: April 7, 2026	/s/ Konstantia Galazi Name: Konstantia Galazi Title: CFO / Authorised Signatory Signature: /s/ Konstantia Galazi Date: April 7, 2026

Schedule 1

CAPITALIZATION SCHEDULE

To be agreed and initialled by the Parties at or before Closing, identifying the Company’s issued share capital and all existing options, warrants, notes and other rights to acquire voting equity for the purposes of clause 6.

Item	Details
To be completed	Issued shares, options, warrants, notes and other rights to acquire voting equity to be agreed and initialled at or before Closing.

Schedule 2

CLOSING DELIVERABLES

At or before Closing, the Parties shall procure the following:

(a)the Note duly executed;

(b)the escrow agreement and escrow account details;

(c)the completed Capitalization Schedule;

(d)all board resolutions, stockholder written consents and register updates required to implement this Agreement;

(e)the banking mandate and signing authority resolutions required to operate the Escrow Account and the Company’s accounts;

(f)all resignation letters, appointment consents and officer or director records necessary to implement the governance arrangements contemplated by this Agreement; and

(g)such further ministerial instruments as may reasonably be required to perfect the Company’s records at Closing.

Appendix 1

BAKHU SEC FILINGS & PAYABLES (UPDATED)

Part A below shows the agreed initial Appendix 1 Funding Total. Part B shows additional identified, contingent, legacy or reference items not included in that total unless verified and expressly approved. The Appendix 1 Funding Total is US$114,577.50 (approximately US$114,000).

Amount	Description	Details	Assigned To
Part A – Initial funded compliance and restoration items
Bakhu SEC Filings
	Form 8-K	re: prior resignation of all officers/directors, failure to file SEC reports, and appointment of new single officer/director	Legal Counsel
	Form 8-K	appointment of new auditor	Legal Counsel
	Form 10-K	for the year ended 7/31/24	Legal Counsel
	Form 10-Q	for the quarter ended 10/31/24	Legal Counsel
	Form 10-Q	for the quarter ended 1/31/25	Legal Counsel
	Form 10-Q	for the quarter ended 4/30/25	Legal Counsel
	Note	Estimated timeframe: 120 days from receipt of payment
	2024 Tax Return	Preparation and filing	CPA
	Note	Estimated timeframe: 30 days from receipt of payment
	Accounting	To be performed in connection with SEC filings	Accountant
	Note	Estimated timeframe: 30 days from receipt of payment
	Auditing	In connection with SEC filings	TBD
	Estimated time		TBD
Payables included in the Appendix 1 Funding Total
$45,000.00	Current balance		Legal Counsel
$35,000.00	Estimate for all above filings		Legal Counsel
	Total Due (Legal Counsel)	$80,000.00
$3,577.50	2022 & 2023 tax preparation and filing		CPA
$1,000.00	Estimate for 2024 tax preparation / filing		CPA

Amount	Description	Details	Assigned To
	Total Due (CPA)	$4,577.50
$10,000.00	Current balance		Accountant
$10,000.00	Estimate for work to be done		Accountant
	Total Due (Accountant)	$20,000.00
$10,000.00	Polinelli	Monthly
	Appendix 1 Funding Total (Part A)	$114,577.50 (approx. $114k)
Part B – Additional identified, contingent or legacy items
$50,000.00	Auditor fees	20k after engagement letter, 30k before final annual audit report, 5k per Q1, Q2 and Q3; amount subject to engagement verification	Auditor
$10,000.00	Colonial Stock Transfer	Paid (8/27) – listed for record / reconciliation only
$6,612.00	Michael Best	Subject to invoice verification
$2,000.00	Final payment	Stathis Galazi
	Nadia	TBA

For the avoidance of doubt, the Part B items above are identified so that they may be verified, negotiated, settled or otherwise dealt with from the balance of the Escrow Account or other funding arrangements, subject to this Agreement, the priority of regulatory restoration, and the availability of supporting documentation.